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                                                                    EXHIBIT 11.1

                             MCAFEE ASSOCIATES, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)
                                      ---

                                                Three months ended March 31
                                                ---------------------------
                                                    1996           1995
                                                    ----           ----
Weighted average common shares outstanding         31,045         29,651

  for the period

Dilutive effect of options, net                     3,485          2,299
                                                  -------        -------
Shares used in per share calculation               34,530         31,950
                                                  =======        =======
Net income                                        $ 1,083        $ 3,413
                                                  =======        =======
Net income per share                              $  0.03        $  0.11
                                                  =======        =======

Note: Fully diluted net income per share is substantially the same as net income per share.